Exhibit 99.1

Achieve Life Sciences Announces Pricing of $12 Million Underwritten Public Offering

SEATTLE, Wash. and VANCOUVER, British Columbia, June 15, 2018 — Achieve Life Sciences, Inc. (NASDAQ: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisine for smoking cessation, today announced the pricing of an underwritten public offering of units for gross proceeds of $12 million, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering is comprised of Class A units, priced at a public offering price of $4.00 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock with an exercise price of $4.00 per share, and Class B units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of Series A preferred stock, which is convertible into 250 shares of common stock, and a five-year warrant to purchase 250 shares of common stock, also with an exercise price of $4.00 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, subject to limited exceptions, has no voting rights. The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about June 19, 2018, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is the sole book-running manager in connection with the offering.

A total of 710,500 shares of common stock, 9,158 shares of Series A preferred stock convertible into 2,289,500 shares of common stock, and total warrants to purchase 3,000,000 shares of common stock will be issued in the offering.

In addition, Achieve has granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock and/or warrants to purchase up to 450,000 shares of common stock solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-224840) and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the Securities and Exchange Commission (SEC) on June 14, 2018.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering will be filed by Achieve with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Achieve & Cytisine

Achieve’s focus is to address the global smoking health epidemic through the development and commercialization of cytisine. Tobacco use is currently the leading cause of preventable death and is responsible for nearly six million deaths annually worldwide. It is estimated that 28.6% of all cancer deaths in the U.S. are attributable to cigarette smoking.

Cytisine is a plant-based alkaloid with a high binding affinity to the nicotinic acetylcholine receptor. Two prior, large-scale Phase 3 clinical studies of cytisine, with favorable outcomes, have been successfully completed in over 2,000 patients. The TASC trial was a 740 patient, double-blind, placebo controlled trial conceived by Professor Robert West at University College London and funded by the U.K. National Prevention Research Initiative. The CASCAID trial was a 1,310 patient, single-blind, non-inferiority trial comparing cytisine to nicotine replacement therapy (NRT). The CASCAID trial was conceived by Dr. Natalie Walker, National Institute for Health Innovation, University of Auckland and funded by the Health Research Council of New Zealand. Both trials were published in the New England Journal of Medicine.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the underwritten offering, the over-allotment option and the potential uses, benefits and market size of cytisine. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Achieve may not actually achieve its plans or product development goals in a timely manner, if at all, or otherwise carry out its intentions or meet its expectations or projections disclosed in these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that cytisine may not demonstrate the hypothesized or expected benefits; the risk that Achieve may not be able to obtain additional financing to fund the development of cytisine; the risk that cytisine will not receive regulatory approval or be successfully commercialized; the risk that new developments in the smoking cessation landscape require changes in business strategy or clinical development plans; the risk that Achieve’s intellectual property may not be adequately protected; general business and economic conditions; and the other factors described in the risk factors set forth in Achieve’s filings with the Securities and Exchange Commission from time to time, including Achieve’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Achieve’s registration statement on Form S-1. Achieve undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Achieve Contact
Jason Wong
jwong@bplifescience.com
(415) 375-3340 ext. 4

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